Exhibit 5.1

Loeb & Loeb llp 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

March 23, 2026

Trailblazer Holdings, Inc.

510 Madison Avenue, Suite 1401

New York, New York 10022

Ladies and Gentlemen:

We have acted as United States securities counsel to Trailblazer Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File Number 333-293035) to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”), of up to an aggregate of 14,042,892 shares of common stock, $0.0001 par value per share of the Company (the “Common Stock”). The Company has entered into a Merger Agreement, dated as of July 22, 2024, as amended on November 11, 2024 and November 6, 2025 (the “Merger Agreement”) by and among the Company, Trailblazer Merger Corporation I., a Delaware corporation and the parent of the Company (“Parent” or “Trailblazer”), Trailblazer Merger Sub, Ltd., a private company organized in Israel and wholly-owned subsidiary of Parent (“Merger Sub”), and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra Strategy”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Cyabra Strategy with Cyabra Strategy continuing as the surviving entity and as a wholly-owned subsidiary of the Company (the “Business Combination”). Prior to the effective time of the Business Combination, the Company will merge with and into Parent with the Company continuing as the surviving entity. Following the Business Combination, the combined company will be renamed “Cyabra”.

This opinion is being rendered in connection with the registration for resale by the Selling Securityholders of 14,042,892 shares of Common Stock , consisting of:

(A)	1,724,999 shares of Common Stock (1 share of Class B common stock having been automatically cancelled at the closing of the Business Combination issued to Trailblazer’s sponsor (the “Sponsor”)] pursuant to a Securities Subscription Agreement dated May 17, 2022 (the “Securities Subscription Agreement”) between Trailblazer and the Sponsor (such shares, the “Founder Shares”);

(B)	394,500 shares of Common Stock underlying certain Private Units (“Private Units” refers to 394,500 units sold by Trailblazer in a private placement (the “Private Placement”) that occurred simultaneously with the initial public offering of securities of Trailblazer, each unit consisting of one share of Trailblazer Class A Common Stock and a right (the “Private Rights”) to receive one-tenth (1/10) of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination.) issued to certain of the Selling Securityholders in the Private Placement pursuant a Private Placement Units Purchase Agreement dated March 28, 2023 (the “Private Placement Units Purchase Agreement”) between Trailblazer and the Sponsor (such shares , the “Private Units Shares;

(C)	39,450 shares of Common Stock to be issued upon consummation of the Business Combination as a result of the conversion of 394,500 rights included in the Private Units that were issued to certain Selling Securityholders pursuant to the Private Placement Units Purchase Agreement in the Private Placement (such shares, the “Private Rights Shares”);

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Trailblazer Holdings, Inc. Page 2

(D)	400,000 shares of Common Stock underlying certain restricted stock units to be issued upon consummation of the Business Combination to certain Cyabra Strategy employees pursuant to the Merger Agreement (such shares, the “Employee Shares”);

(E)	3,090,271 shares of Common Stock to be issued upon consummation of the Business Combination to certain officers, directors and affiliates of Cyabra Strategy as merger consideration pursuant to the Merger Agreement (such shares, the “D&O Shares”)

(F)	1,399,718 shares of Common Stock to be issued upon consummation of the Business Combination to Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”) as part of the merger consideration as a result of the conversion of certain convertible notes dated July 22, 2024, September 6, 2024, and February 28, 2025issued by Cyabrato Alpha (the “Alpha Convertible Notes”) into ordinary shares of Cyabra immediately prior to the Business Combination (such shares, the “Alpha Shares”).

(G)	4,335,954 shares of Common Stock representing the as-converted basis of 10,660 shares of the Company’s Series C Preferred Stock to be issued to Alpha upon the consummation of the Business Combination in connection with the conversion of the promissory note , dated as of May 17, 2022, as amended (the “Series C Note’) issued by Trailblazer to the Sponsor and subsequently assigned to Alpha (such shares, the “Series C Shares”);

(H)	533,000 shares of Common Stock to be issued upon consummation of the Business Combination representing the as-converted basis of 5,330 shares of the Company’s Series B Preferred Stock to Alpha in connection with a private placement in Holdings pursuant to a Securities Purchase Agreement (the “Alpha PIPE”) dated December 18, 2025 (such shares, the “Alpha PIPE Shares”) ;

(I)	262,500 shares of Common Stock to be issued subsequent to the Business Combination to LifeSci Capital LLC (“LifeSci”) pursuant to a Deferred Fee Agreement dated October 28, 2025 (the “Deferred Fee Agreement”) among Trailblazer, LifeSci and Ladenburg Thalmann & Co. Inc. (“Ladenburg”) , representing the conversion into shares of an advisory fee of $1,050,000 owed to LifeSci (such shares, the “LifeSci Shares”);

(J)	262,500 shares of Common Stock to be issued subsequent to the Business Combination to Ladenburg pursuant to the Deferred Fee Agreement representing the conversion into shares of an advisory fee of $1,050,000 owed to Ladenburg such shares, the “Ladenburg Shares”);

(K)	up to 1,200,000 shares of Common Stock to be issued upon consummation of the Business Combination to certain other PIPE investors (the “PIPE Investors”) upon conversion of the Company’s Series B Preferred Stock pursuant to subscription agreements dated December 18, 2025 and February 5, 2026 (the “PIPE Subscription Agreements”) between the Company and such PIPE Investors (such shares, the “PIPE Shares”); and

(L)	up to 400,000 shares of Common Stock to be issued upon consummation of the Business Combination to the PIPE Investors upon exercise of PIPE warrants issued pursuant to the PIPE Subscription Agreements (the “PIPE Warrants”)(the underlying shares of Common Stock, the “PIPE Warrants Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement; the Merger Agreement; the Securities Subscription Agreement; the Private Placement Units Purchase Agreement; the Alpha Convertible Notes; the Series C Note; the Alpha PIPE; the Deferred Fee Agreement,; ; the PIPE Subscription Agreements; the PIPE Warrants; and, certain other agreements relating to the issuance of Common Stock to the Selling Securityholders. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Trailblazer Holdings, Inc. Page 3

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a)	The Founder Shares and the Private Unit Shares have been duly and validly issued and are fully paid and nonassessable;

(b)	The Private Rights Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Private Placement Units Purchase Agreement, the Private Rights Shares will be validly issued, fully paid and nonassessable.

(c)	The Employee Shares and the D&O Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Merger Agreement, the Employee Shares and the D&O Shares will be validly issued, fully paid and nonassessable.

(d)	The Alpha Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Alpha Convertible Notes, will be validly issued, fully paid and nonassessable.

(e)	The Series C Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Series C Note, will be validly issued, fully paid and nonassessable.

(f)	The Alpha PIPE Shares have been duly authorized for issuance and, when issued upon the consummation of the Business Combination, will be validly issued, fully paid and nonassessable.

(g)	The LifeSci Shares and the Ladenburg Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Deferred Fee Agreement will be validly issued, fully paid and nonassessable.

(h)	The PIPE Shares and the PIPE Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the respective terms and conditions of the PIPE Subscription Agreements and the PIPE Warrant, as applicable, will be validly issued, fully paid and nonassessable.

The opinions we express herein are limited to the applicable provisions of the Delaware General Corporation Law. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP